EXHIBIT 21.1
LIST OF SUBSIDIARIES OF HURON CONSULTING GROUP INC.
(as of December 31, 2015)

Name	Jurisdiction of Organization
Huron Consulting Group Holdings LLC	Delaware
Huron Consulting South East Asia PTE. LTD.	Singapore
Huron Middle East LLC	United Arab Emirates—Dubai
Huron Saudi Limited	Saudi Arabia
Huron Consulting Services LLC	Delaware
Huron Management Services LLC	Delaware
Huron Demand LLC	Delaware
Conseillers Huron Canada Limitée	Canada and Quebec
Huron Technologies Inc.	Delaware
Huron Transaction Advisory LLC	Delaware
Studer Holdings, Inc.	Delaware
The Studer Group, LLC	Florida
Rittman Mead Consulting Private Limited	India